EXHIBIT 10.8

PROMISSORY NOTE

$25,000.00	March 3, 2015

1.           Obligation. For value received, Rubicon Financial Incorporated, a Nevada corporation (the “Maker”) promises to pay to David B. Levinson, or his order (the “Holder”) the Principal Amount and Interest (both as defined below) in the manner and upon the terms and conditions set forth herein.

2.           Amount and Payment. The principal amount (“Principal Amount”) of this Promissory Note (the “Note”) is Twenty-Five Thousand Dollars and No Cents ($25,000.00). This Note shall bear interest on the unpaid Principal Amount at the rate of ten percent (10%) per annum (“Interest”). The entire Principal Amount and Interest shall be due and payable on July 31, 2015. Interest shall be payable, at Holder’s option, in (i) shares of Maker’s restricted common stock, or (ii) cash.  Additionally, the entire Principal Amount and any unpaid Interest may be converted, at the option of the Holder, into shares of Common Stock of the Maker at a conversion price equal to $0.30 per share, at any time prior to the maturity date of this Note.  The number of shares to be issued will be calculated by adding the Principal Amount of the Note plus any accrued Interest and dividing by 0.30.  The shares issued pursuant to the conversion shall bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

3.           Manner and Place of Payment. Payment of the Principal Amount and Interest shall be made in lawful money of the United States of America or validly issued common stock of the Maker for Interest upon conversion by the Holder.  Such payment or shares of common stock shall be delivered to the address of the Holder set forth in the records of the Maker or at such other place as the Holder shall have designated to the Maker in writing.

4.           Events of Default. The following shall each constitute an “Event of Default” under this Note: (i) default in the payment when due of Principal Amount and Interest, and such default shall continue for a period of thirty (30) days; and (ii) any of the following events of bankruptcy or insolvency: (A) the Maker shall file a voluntary bankruptcy or reorganization petition under the provisions of the Federal Bankruptcy Act, any other bankruptcy or insolvency law or any other similar statute applicable to the Maker (“Bankruptcy Laws”), (B) the Maker shall consent to the filing of any bankruptcy or reorganization petition against it under any Bankruptcy Law, (C) the Maker shall file a petition or answer or consent seeking relief or assisting in seeking relief for the Maker in a proceeding under any Bankruptcy Law or any answer admitting the material allegations of a petition filed against it in such a proceeding, (D) the Maker or its directors or shareholders shall take action looking to the dissolution or liquidation of the Maker, (E) the Maker shall make an assignment for the benefit of its creditors, (F) the Maker shall admit in writing its inability to pay its debts generally as they become due, (G) the Maker shall consent to the appointment of a receiver, trustee, or by the order of a court of competent jurisdiction, a receiver, liquidator or trustee of the Maker or of any substantial part of its property shall not have been discharged within a period of thirty (30) days, (H) by decree of such a court, the Maker shall be adjudicated bankrupt or insolvent or any substantial part of it shall have been sequestered and such decree shall have continued undischarged and unstayed for a period of thirty (30) days after the entry thereof, or (I) an involuntary bankruptcy reorganization petition pursuant to any Bankruptcy Law shall be filed against the Maker (and, in the case of any such petition filed pursuant to any provision of a statute which requires the approval of such petition by a court, shall be approved by such a court) and shall not be dismissed within thirty (30) days after such filing.

5.           Remedies Upon Event of Default. Upon the occurrence of an Event of Default specified in Section 4 above, the Holder shall have to right to declare that all the Principal Amount of and Interest on this Note shall, at the option of Holder, be immediately due and payable, without further presentment, notice or demand for payment. The Maker hereby agrees and acknowledges that the exercise of such rights shall not be construed as an election of remedy by the Holder or the Holder’s waiver of right to sue on this Note.

6.           Expenses of Enforcement. The Maker agrees to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees, as a court of competent jurisdiction shall award, which the Holder shall incur in connection with any legal action or legal proceeding commenced for the collection of this Note or the exercise, preservation or enforcement of the Holder’s rights and remedies thereunder.

7.           Cumulative Rights and Remedies. All rights and remedies of the Holder under this Note shall be cumulative and not alternative and shall be in addition to all rights and remedies available to the Holder under applicable law.

8.           Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the law of the State of California.

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered at Irvine, California by its duly authorized officer as of the day and year first above written.

“Maker”

Rubicon Financial Incorporated
a Nevada corporation

By:  /s/ Joseph Mangiapane, Jr.
Joseph Mangiapane, Jr., CEO/President